Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2021 FISCAL SECOND QUARTER
- Earnings Per Share Increased 27% Year-over-Year to $1.84
Sioux Falls, S.D., April 27, 2021 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $59.1 million, or $1.84 per share, for the three months ended March 31, 2021, compared to net income of $52.3 million, or $1.45 per share, for the three months ended March 31, 2020.
“Our Tax Services and Payments businesses and the increased interest income from our Commercial Finance business combined to produce solid second quarter revenue results," said President and CEO Brad Hanson. " We continued to develop our Banking as a Service franchise, including the launch of a new partnership with Walgreens. During the quarter, we distributed cards for the second and third rounds of Economic Impact Payments and further developed our Environmental, Social and Governance efforts, all of which helped advance our mission of financial inclusion for all®."
“We are pleased with our team’s ability to grow core revenues, improve efficiency, and manage credit. Excluding last year’s gain-on-sale from the divestiture of our community bank, we have seen promising fee income growth driven by both new and existing partner relationships in our payments and tax businesses. Our loan and lease portfolios also continued to perform well, reflecting the strength of our lending and collateral management programs," said Executive Vice President and CFO Glen Herrick.
Business Development Highlights for the 2021 Fiscal Second Quarter
•Increased revenue included the benefits of H&R Block's suite of financial services products.
•Partnered with the U.S. Department of the Treasury's Bureau of the Fiscal Service ("Fiscal Service") to disburse Economic Income Payment ("EIP") stimulus payments through the distribution of prepaid cards. During the quarter, the Company began distributing cards under the authorizations for the second round on January 4, 2021 and for the third round on March 23, 2021.
•Selected as the issuing bank for Walgreens' newly launched bank-account product with InComm Payments and MasterCard, adding to MetaBank's diverse suite of Banking as a Service relationships.
•Expanded our solar lending business, increasing our solar lending originations for the first six months of the fiscal year 2021 by 65% to $58.5 million.
•Dedicated additional resources to our Environmental, Social, and Governance ("ESG") activities to include the hiring of Chief People and Inclusion Officer, Kia Tang.
Financial Highlights for the 2021 Fiscal Second Quarter
•Total revenue for the second quarter was $187.3 million, a slight decrease compared to $188.3 million for the same quarter in fiscal 2020, which benefited from the one-time $19.3 million gain on sale from the divestiture of our former Community Bank division.
•Operating efficiency ratio was 63.1% at March 31, 2021, compared to 62.9% at March 31, 2020, which benefited from the aforementioned gain on sale of divestiture of the Community Bank division. See non-GAAP reconciliation table below.
•Net interest income for the second quarter was $73.9 million, compared to $67.7 million in the comparable quarter last year.
•Net interest margin ("NIM") decreased to 3.07% for the second quarter from 4.78% during the same period of last year, chiefly reflecting excess cash associated with the Company's participation in the EIP program, as described further below.

•Total gross loans and leases at March 31, 2021 increased $37.2 million, or 1%, to $3.65 billion, compared to March 31, 2020 and increased $208.5 million, or 6%, when compared to December 31, 2020.
•Average deposits from the payments division for the fiscal 2021 second quarter increased nearly 181% to $9.29 billion when compared to the prior year quarter. A significant portion of the year-over-year increase reflected the Company's participation in the EIP program, as described further below.
•The Company repurchased 734,984 shares during the second quarter at an average price of $40.78.
Tax Season
For the 2021 tax season, MetaBank originated $1.79 billion in refund advance loans compared to $1.33 billion during the 2020 tax season.
During the second quarter of the fiscal 2021, total tax services product revenue was $67.0 million, an increase of 17% compared to the second quarter of fiscal 2020.
While the 2021 tax services results have thus far been favorable compared to the prior year's tax season, it has been below the Company's expectations as a result of reduced overall demand for refund advances due to consumers having access to EIP stimulus funds, which have been partially offset by higher payments fee income. We do expect overall tax season refund transfer volumes and revenue to be similar to last year. We believe the impacts to the tax advance product are unique to this tax season and the Company anticipates more normalized results from its H&R Block and Jackson Hewitt relationships will be achieved in the 2022 tax season and beyond. Despite these stimulus-related impacts, total tax services product income, net of losses and direct product expenses, increased 14% when comparing the first six months of fiscal 2021 to the same period of the prior fiscal year.
EIP Program Update
The Bank is serving as the sole Financial Agent for distributing prepaid debit cards used in the EIP program. The Company's Payments division, in collaboration with Fiserv and Visa, is proud to have an ongoing role in providing a safe and secure mechanism for individuals, including the underbanked, to receive their stimulus payments. In 2020, the Bank dispensed approximately $6.42 billion of the first round of EIP payments under the Coronavirus Aid, Relief, and Economic Security Act through the distribution of 3.6 million Bank-issued prepaid cards, and earlier this year dispensed approximately $7.10 billion of the second round of EIP payments under the Consolidated Appropriations Act of 2021 through the distribution of 8.1 million Bank-issued prepaid cards.
On March 11, 2021, the U.S. Congress, through the American Rescue Plan Act of 2021, directed the Internal Revenue Service (“IRS”), to distribute a third round of EIP via the U.S. Treasury to persons in the U.S. eligible to receive them. The Bank has entered into an amendment of its existing agreement with the Fiscal Service under which the Bank acts as its Financial Agent in connection with the provision of prepaid debit card services to disburse a portion of the EIP payments to eligible recipients via Bank-issued prepaid cards. Through this third round, the Bank disbursed approximately $10.64 billion of EIP payments through the distribution of 4.7 million Bank-issued prepaid cards.
Through March 31, 2021 the Bank has issued a combined total of 16.5 million prepaid cards totaling approximately $24.15 billion related to three stimulus programs, of which $11.64 billion is still outstanding as of March 31, 2021. Of that balance, only $869.2 million remained on Meta’s balance sheet, as MetaBank has been working with other banks to transfer these temporary deposits off the balance sheet. As of April 21st, 2021 the Bank had $131.0 million in EIP deposit balances outstanding on its balance sheet.
The Company anticipates that participating in the EIP card distribution program will continue to have a slightly positive impact on earnings and it does not expect any material impact on its risk-based capital ratios due to the participation in the card distribution program. Additionally, the Company does not expect these conditions will be sustained over the long-term.
COVID-19 Business Update
As of March 31, 2021, the Company had 576 loans outstanding with total loan balances of $208.6 million originated as part of the Paycheck Protection Program ("PPP"), compared with 612 loans outstanding with total loan balances of $194.3 million for the quarter ended December 31, 2020.

As of March 31, 2021, $66.5 million of the loans and leases that were granted deferral payments by the Company were still in their deferment period. As of December 31, 2020, loans and leases totaling $84.2 million were within their deferment period.
The Company's capital position remained in good standing as of March 31, 2021, even while continuing to absorb the temporary impact resulting from the receipt of deposits in conjunction with EIP payments described below. In addition, the Company has options available that can be used to effectively manage capital levels, including a strong and flexible balance sheet.
Net Interest Income
Net interest income for the fiscal 2021 second quarter was $73.9 million, an increase of 9% from the same quarter in fiscal 2020. The increase was primarily driven by a reduction in total interest expense, partially offset by lower overall yields realized on investments and loan and leases.
During the second fiscal quarter of 2021, interest expense decreased $9.8 million, which was partially offset by decreases in loan and lease interest income of $2.0 million and investment securities and cash interest income of $1.7 million, when comparing to the prior year quarter. The quarterly average outstanding balance of loans and leases increased by 8% on a linked quarter basis primarily due to seasonal tax services loans with growth from Term Lending, Asset Based Lending, and SBA/USDA, partially offset by lower community bank loan balances. The Company’s average interest-earning assets for the fiscal 2021 second quarter increased by $4.07 billion, to $9.77 billion compared with the second quarter in fiscal 2020, primarily due to the effects of the EIP program.
NIM decreased to 3.07% for the fiscal 2021 second quarter from 4.78% for the comparable quarter last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields decreased by 249 basis points to 3.15% for the fiscal 2021 second quarter compared to the prior year quarter, driven primarily by excess low-yielding cash held at the Federal Reserve, as well as the lower interest rate environment. The fiscal 2021 second quarter TEY on the securities portfolio was 1.78% compared to 2.68% for the comparable period last year.
The Company's cost of funds for all deposits and borrowings averaged 0.08% during the fiscal 2021 second quarter, compared to 0.83% during the prior year quarter. This reflected primarily an increase in the average balance of the Company's noninterest-bearing deposits, mainly due to the EIP program noted above. The Company's overall cost of deposits was 0.02% in the fiscal second quarter of 2021, compared to 0.66% in the same quarter last year.
Noninterest Income
Fiscal 2021 second quarter noninterest income decreased to $113.5 million, compared with $120.5 million for the same period of the prior year. This decrease was primarily due to the $19.3 million gain on divestiture of the Community Bank division, which was recognized during the fiscal 2020 second quarter. Partially offsetting the decrease were increases in total tax product fee income and payment card and deposit fee income.
Noninterest Expense
Noninterest expense increased 5% to $96.0 million for the fiscal 2021 second quarter, from $91.7 million for the same quarter of last year, primarily driven by increases in compensation and benefits due to a return to more normalized incentive accruals and additional employees to support growth.
Income Tax Expense
The Company recorded income tax expense of $1.1 million, representing an effective tax rate of 1.9%, for the fiscal 2021 second quarter, compared to an income tax expense of $5.6 million, representing an effective tax rate of 9.5%, for the second quarter last year.
The Company originated $20.0 million in solar leases during the fiscal 2021 second quarter, compared to $17.6 million during last year's second quarter. The investment tax credit for the second quarter reflected an adjustment to the full fiscal year’s projected investment tax credit volumes, which contributed to the overall reduction in income tax expense compared to the prior year. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Investments, Loans and Leases

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Total investments	$1,552,892	$1,309,452	$1,360,712	$1,268,416	$1,310,476

Loans held for sale
Consumer credit products	6,233	234	962	391	—
SBA/USDA	61,402	32,983	52,542	31,438	13,610
Community Bank	—	100,442	130,073	48,076	—
Total loans held for sale	67,635	133,659	183,577	79,905	13,610

National Lending
Term lending	891,414	881,306	805,323	738,454	725,581
Asset based lending	248,735	242,298	182,419	181,130	250,211
Factoring	277,612	275,650	281,173	206,361	285,495
Lease financing	308,169	283,722	281,084	264,988	238,788
Insurance premium finance	344,841	338,227	337,940	359,147	332,800
SBA/USDA	331,917	300,707	318,387	308,611	92,000
Other commercial finance	103,234	101,209	101,658	100,214	101,472
Commercial Finance	2,505,922	2,423,119	2,307,984	2,158,905	2,026,347
Consumer credit products	104,842	88,595	89,809	102,808	113,544
Other consumer finance	130,822	162,423	134,342	138,777	144,895
Consumer Finance	235,664	251,018	224,151	241,585	258,439
Tax Services	225,921	92,548	3,066	19,168	95,936
Warehouse Finance	332,456	318,937	293,375	277,614	333,829
Total National Lending loans and leases	3,299,963	3,085,622	2,828,576	2,697,272	2,714,551
Community Banking
Commercial real estate and operating	335,587	339,141	457,371	608,303	654,429
Consumer one-to-four family real estate and other	4,567	5,077	16,486	166,479	205,046
Agricultural real estate and operating	7,911	9,724	11,707	24,655	36,759
Total Community Banking loans	348,065	353,942	485,564	799,437	896,234
Total gross loans and leases	3,648,028	3,439,564	3,314,140	3,496,709	3,610,785
Allowance for credit losses	(98,892)	(72,389)	(56,188)	(65,747)	(65,355)
Net deferred loan and lease origination fees	9,503	9,111	8,625	5,937	8,139
Total loans and leases, net of allowance	$3,558,639	$3,376,286	$3,266,577	$3,436,899	$3,553,569

The Company's investment security balances at March 31, 2021 totaled $1.55 billion, as compared to $1.31 billion at December 31, 2020 and $1.31 billion at March 31, 2020.
Total gross loans and leases increased $37.2 million, or 1%, to $3.65 billion at March 31, 2021, from $3.61 billion at March 31, 2020. The increase was primarily driven by growth in the commercial finance and tax services portfolios partially offset by the continued decrease in community bank loan balances.
At March 31, 2021, commercial finance loans, which comprised 69% of the Company's gross loan and lease portfolio, totaled $2.51 billion, reflecting growth of $82.8 million, or 3%, from December 31, 2020. The increase in commercial finance loans was primarily due to increases in SBA/USDA loans and lease financing of $31.2 million and $24.4 million, respectively, along with slight increases spread across several of the other commercial finance categories.
Consumer finance loans totaled $235.7 million as of March 31, 2021, decreasing as compared to $251.0 million at December 31, 2020 and $258.4 million at March 31, 2020. This decrease was primarily driven by other consumer finance, which includes student loans and the seasonal lending products for tax customers associated with Emerald Financial Services.
Tax services loans totaled $225.9 million as of March 31, 2021, increasing as compared to $92.5 million at December 31, 2020 and $95.9 million at March 31, 2020, as the Company originated seasonal taxpayer advances and electronic return originator ("ERO") loans during the fiscal 2021 second quarter. Warehouse finance loans totaled $332.5 million at March 31, 2021, a 4% increase from December 31, 2020.
Community bank loans held for investment totaled $348.1 million as of March 31, 2021, decreasing as compared to $353.9 million at December 31, 2020 and $896.2 million at March 31, 2020. As of March 31, 2021, the Company had no community bank loans classified as held for sale.
Asset Quality
The Company’s allowance for credit losses totaled $98.9 million at March 31, 2021, increasing compared to $72.4 million at December 31, 2020 and $65.4 million at March 31, 2020. The increase in the allowance at March 31, 2021 when compared to December 31, 2020, was primarily due to the seasonal tax services loan portfolio, which increased $27.7 million during the fiscal 2021 second quarter.
The year-over-year increase in the allowance was primarily driven by a $18.5 million increase within the commercial finance portfolio, a $7.8 million increase in tax services, a $6.6 million increase in the consumer finance portfolio and a $0.7 million increase within the retained community banking portfolio. These increases were primarily driven by a combination of year-over-year loan growth and the adoption of the current expected credit losses ("CECL") accounting standard, which required a day one entry to increase the allowance for credit losses in the amount of $12.8 million effective October 1, 2020.
The following table presents the Company's allowance for credit losses as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	March 31, 2021	December 31, 2020	October 1, 2020(1)	September 30, 2020	June 30, 2020	March 31, 2020

Commercial finance	1.77%	1.88%	1.85%	1.30%	1.36%	1.28%
Consumer finance	4.70%	4.39%	4.31%	1.64%	1.75%	1.74%
Tax services	12.90%	1.53%	0.06%	0.06%	59.67%	22.22%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%	0.10%
National Lending	2.57%	1.89%	1.86%	1.20%	1.68%	1.92%
Community Bank	4.03%	4.01%	3.37%	4.59%	2.55%	1.49%
Total loans and leases	2.71%	2.10%	2.08%	1.70%	1.88%	1.81%
(1) Represents the Company's allowance coverage ratio upon the adoption of the Accounting Standards Update 2016-13 using September 30, 2020 loan and lease and allowance balances plus the CECL allowance adjustment.
The Company's allowance for credit losses as a percentage of total loans and leases increased to 2.71% at March 31, 2021 from 2.10% at December 31, 2020. The increase in the total loans and leases coverage ratio was primarily driven by the seasonal tax services loan portfolio. The coverage ratios for the other non-tax-related loan categories remained relatively similar to the December 31, 2020 quarter. The change in the year-over-year tax services coverage ratio is primarily due to higher outstanding principal balances as of March 31, 2021 due in large part to the delayed start to the 2021 tax season. The Company expects to continue to diligently monitor the allowance for credit losses and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Six Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020
(Dollars in thousands)
Beginning balance	$72,389	$56,188	$30,176	$56,188	$29,149
Adoption of CECL accounting standard	—	12,773	—	12,773	—
Provision - tax services loans	27,680	454	19,596	28,134	20,507
Provision - all other loans and leases	2,519	5,810	17,700	8,329	20,196
Charge-offs - tax services loans	—	—	—	—	—
Charge-offs - all other loans and leases	(4,248)	(5,675)	(3,187)	(9,923)	(7,105)
Recoveries - tax services loans	54	956	74	1,010	813
Recoveries - all other loans and leases	498	1,883	996	2,381	1,795
Ending balance	$98,892	$72,389	$65,355	$98,892	$65,355

Provision for credit losses was $30.3 million for the quarter ended March 31, 2021, compared to $37.3 million for the comparable period in the prior fiscal year. The decrease in the overall provision compared to the prior year was due in large part to the increase in the allowance as part of the Company's response to the emerging COVID-19 pandemic during the second quarter of fiscal 2020. Partially offsetting that decrease was an increase in provision expense related to originating higher volumes of tax services loans for the second quarter of fiscal 2021, compared to the comparable quarter of the prior year. Net charge-offs were $3.7 million for the quarter ended March 31, 2021, compared to $2.1 million for the quarter ended March 31, 2020. The majority of the net charge-offs for the quarter were in the commercial finance portfolio.
The Company's past due loans and leases were as follows for the periods presented.

As of March 31, 2021	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$34,675	$8,730	$9,488	$52,893	$2,453,029	$2,505,922	$4,810	$18,305	$23,115
Consumer finance	2,033	4,162	2,294	8,489	227,175	235,664	517	—	517
Tax services	507	—	—	507	225,414	225,921	—	—	—
Warehouse finance	—	—	—	—	332,456	332,456	—	—	—
Total National Lending	37,215	12,892	11,782	61,889	3,238,074	3,299,963	5,327	18,305	23,632
Total Community Banking	12	—	1,818	1,830	346,235	348,065	—	19,824	19,824
Total loans and leases held for investment	$37,227	$12,892	$13,600	$63,719	$3,584,309	$3,648,028	$5,327	$38,129	$43,456

As of December 31, 2020	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$23,448	$7,358	$14,900	$45,706	$2,377,413	$2,423,119	$2,092	$18,707	$20,799
Consumer finance	1,415	404	1,132	2,951	248,067	251,018	1,132	—	1,132
Tax services	—	—	—	—	92,548	92,548	—	—	—
Warehouse finance	—	—	—	—	318,937	318,937	—	—	—
Total National Lending	24,863	7,762	16,032	48,657	3,036,965	3,085,622	3,224	18,707	21,931
Total Community Banking	13	—	2,379	2,392	351,550	353,942	—	20,389	20,389
Total loans and leases held for investment	$24,876	$7,762	$18,411	$51,049	$3,388,515	$3,439,564	$3,224	$39,096	$42,320

The Company's nonperforming assets at March 31, 2021 were $46.7 million, representing 0.48% of total assets, compared to $53.2 million, or 0.73% of total assets at December 31, 2020 and $39.4 million, or 0.67% of total assets at March 31, 2020. The decrease in nonperforming assets on a linked quarter basis was primarily driven by a $5.7 million reduction in commercial finance repossessed and foreclosed assets and a $1.9 million decrease in nonperforming operating leases, which were partially offset by a $2.3 million increase in the commercial finance nonperforming loans and leases when compared to December 31, 2020. The improvement in nonperforming assets as a percentage of total assets at March 31, 2021 was due to a combination of the lower nonperforming assets along with higher period-end assets, when compared to December 31, 2020.
The Company's nonperforming loans and leases at March 31, 2021, were $43.5 million, representing 1.17% of total gross loans and leases, compared to $42.3 million, or 1.18% of total gross loans and leases at December 31, 2020 and $31.5 million, or 0.87% of total gross loans and leases at March 31, 2020.
Loan and lease balances that were within their active deferment period decreased to $66.5 million at March 31, 2021 from $84.2 million at December 31, 2020.
Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2021 second quarter increased by $4.51 billion to $9.57 billion compared to the same period in fiscal 2020, primarily due to the EIP program. Average noninterest-bearing deposits increased $5.77 billion, or 180%, for the fiscal 2021 second quarter when compared to the same period in fiscal 2020, while average wholesale deposits decreased $1.30 billion, or 88%. Average deposits from the payments division increased 181% to $9.29 billion for the fiscal 2021 second quarter when compared to the same period in fiscal 2020. Excluding the balances on the EIP cards, average payments deposits for the fiscal 2021 second quarter were $6.43 billion, representing an increase of 100% compared to the same period of the prior year, which was largely driven by other stimulus payments loaded on various partner cards.
The average balance of total deposits and interest-bearing liabilities was $9.66 billion for the three-month period ended March 31, 2021, compared to $5.64 billion for the same period in the prior fiscal year, representing an increase of 71%.
Total end-of-period deposits increased 118% to $8.64 billion at March 31, 2021, compared to $3.96 billion at March 31, 2020. The increase in end-of-period deposits was primarily driven by an increase in noninterest-bearing deposits of $5.03 billion, of which $869.2 million was attributable to the balances on the EIP cards. The increase in total end-of-period deposits was partially offset by a decrease of $705.5 million in wholesale deposits.
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at March 31, 2021, continued to be classified as well-capitalized, and in good standing with the regulatory agencies. A temporary exemption was granted by the Office of the Comptroller of the Currency related to the financial impacts of distributing prepaid debit cards as part of the EIP program. Regulatory capital ratios of the Company and the Bank are stated in the table below.

The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	March 31, 2021(1)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Company
Tier 1 leverage capital ratio	4.75%	7.39%	6.58%	5.91%	7.28%
Common equity Tier 1 capital ratio	11.24%	10.72%	11.78%	11.51%	10.27%
Tier 1 capital ratio	11.58%	11.07%	12.18%	11.90%	10.63%
Total capital ratio	14.59%	14.14%	15.30%	14.99%	13.61%
MetaBank
Tier 1 leverage capital ratio	5.47%	8.60%	7.56%	6.89%	8.52%
Common equity Tier 1 capital ratio	13.32%	12.87%	13.96%	13.82%	12.39%
Tier 1 capital ratio	13.33%	12.89%	14.00%	13.86%	12.44%
Total capital ratio	14.60%	14.14%	15.26%	15.12%	13.69%
(1) March 31, 2021 amounts are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital presented for periods in fiscal year 2021 reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
(Dollars in Thousands)
Total stockholders' equity	$835,258	$813,210	$847,308	$829,909	$805,074
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	301,602	301,999	302,396	302,814	303,625
LESS: Certain other intangible assets	36,779	39,403	40,964	42,865	44,909
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	19,306	24,105	18,361	10,360	11,589
LESS: Net unrealized gains (losses) on available-for-sale securities	12,458	19,894	17,762	8,382	2,337
LESS: Non-controlling interest	1,092	1,536	3,603	3,787	3,762
ADD: Adoption of Accounting Standards Update 2016-13	10,439	10,439	—	—	—
Common Equity Tier 1(1)	474,460	436,712	464,222	461,701	438,852
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	690	749	1,894	1,894	2,036
Total Tier 1 Capital	488,811	451,122	479,777	477,256	454,549
Allowance for credit losses	53,232	51,070	49,343	50,338	53,580
Subordinated debentures (net of issuance costs)	73,892	73,850	73,807	73,765	73,724
Total qualifying capital	$615,935	$576,042	$602,927	$601,359	$581,853
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding accumulated other comprehensive income ("AOCI"), each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
(Dollars in Thousands)
Total Stockholders' Equity	$835,258	$813,210	$847,308	$829,909	$805,074
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	36,903	39,660	41,692	43,974	46,766
Tangible common equity	488,850	464,045	496,111	476,430	448,803
Less: Accumulated other comprehensive income (loss) ("AOCI")	12,809	20,119	17,542	7,995	1,654
Tangible common equity excluding AOCI	$476,041	$443,926	$478,569	$468,435	$447,149

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Tuesday, April 27, 2021. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 6896972 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Upcoming Investor Events
•Piper Sandler Fintech and Payments Conference, June 10, 2021 | Virtual

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on our business, our industry and the capital markets; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services, including those offered by Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services divisions; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto including the deployment and efficacy of the COVID-19 vaccines, or other unusual and infrequently occurring events; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company operates; changes in trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Meta’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry and recent and potential changes in response to the COVID-19 pandemic such as the CARES Act and the rules and regulations that may be promulgated thereunder; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution; changes in consumer spending and saving habits; the impact of our participation as prepaid card issuer for the EIP program and potentially similar programs in the future; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2020, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Cash and cash equivalents	$3,724,242	$1,586,451	$427,367	$3,108,141	$108,733
Investment securities available for sale, at fair value	921,947	797,363	814,495	825,579	840,525
Mortgage-backed securities available for sale, at fair value	558,833	430,761	453,607	338,250	355,094
Investment securities held to maturity, at cost	67,709	76,176	87,183	98,205	108,105
Mortgage-backed securities held to maturity, at cost	4,403	5,152	5,427	6,382	6,752
Loans held for sale	67,635	133,659	183,577	79,905	13,610
Loans and leases	3,657,531	3,448,675	3,322,765	3,502,646	3,618,924
Allowance for credit losses	(98,892)	(72,389)	(56,188)	(65,747)	(65,355)
Federal Reserve Bank and Federal Home Loan Bank stocks, at cost	28,433	27,138	27,138	31,836	29,944
Accrued interest receivable	17,429	17,133	16,628	17,545	16,958
Premises, furniture, and equipment, net	41,510	39,932	41,608	40,361	38,871
Rental equipment, net	211,397	206,732	205,964	216,336	200,837
Bank-owned life insurance	93,542	92,937	92,315	91,697	91,081
Foreclosed real estate and repossessed assets	1,483	7,186	9,957	6,784	7,249
Goodwill	309,505	309,505	309,505	309,505	309,505
Intangible assets	36,903	39,660	41,692	43,974	46,766
Prepaid assets	10,201	11,270	8,328	6,806	9,727
Deferred taxes	25,435	24,411	17,723	15,944	20,887
Other assets	110,877	82,763	82,983	104,877	85,652

Total assets	$9,790,123	$7,264,515	$6,092,074	$8,779,026	$5,843,865

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing checking	7,928,235	5,581,597	4,356,630	6,537,809	2,900,484
Interest-bearing checking	416,164	274,504	157,571	187,003	152,504
Savings deposits	126,834	54,080	47,866	55,896	37,615
Money market deposits	55,045	56,440	48,494	40,811	37,266
Time certificates of deposit	12,614	13,522	20,223	25,000	25,492
Wholesale deposits	103,521	227,648	348,416	743,806	809,043
Total deposits	8,642,413	6,207,791	4,979,200	7,590,325	3,962,404
Short-term borrowings	—	—	—	—	717,000
Long-term borrowings	95,336	96,760	98,224	209,781	211,353
Accrued interest payable	679	2,068	1,923	4,332	3,607
Accrued expenses and other liabilities	216,437	144,686	165,419	144,679	144,427
Total liabilities	8,954,865	6,451,305	5,244,766	7,949,117	5,038,791

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	319	326	344	346	346
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	601,222	598,669	594,569	592,693	590,682
Retained earnings	225,471	198,000	234,927	228,500	212,027
Accumulated other comprehensive income	12,809	20,119	17,542	7,995	1,654
Treasury stock, at cost	(5,655)	(5,440)	(3,677)	(3,412)	(3,397)
Total equity attributable to parent	834,166	811,674	843,705	826,122	801,312
Noncontrolling interest	1,092	1,536	3,603	3,787	3,762
Total stockholders’ equity	835,258	813,210	847,308	829,909	805,074

Total liabilities and stockholders’ equity	$9,790,123	$7,264,515	$6,092,074	$8,779,026	$5,843,865

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Year Ended
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020
Interest and dividend income:
Loans and leases, including fees	$68,472	$61,655	$70,493	$130,128	$139,195
Mortgage-backed securities	2,608	2,123	2,493	4,730	4,882
Other investments	4,589	4,368	6,417	8,956	12,952
	75,669	68,146	79,403	143,814	157,029
Interest expense:
Deposits	445	797	8,242	1,241	17,583
FHLB advances and other borrowings	1,374	1,350	3,424	2,724	7,058
	1,819	2,147	11,666	3,965	24,641

Net interest income	73,850	65,999	67,737	139,849	132,388

Provision for credit losses	30,290	6,089	37,296	36,379	40,703

Net interest income after provision for loan and lease losses	43,560	59,910	30,441	103,470	91,685

Noninterest income:
Refund transfer product fees	22,680	647	28,939	23,327	29,131
Tax advance product fees	44,562	1,960	29,536	46,522	31,812
Payments card and deposit fees	29,875	22,564	23,156	52,439	44,655
Other bank and deposit fees	133	237	381	370	868
Rental income	9,846	9,885	11,100	19,731	23,451
Gain on sale of securities available-for-sale, net	6	—	—	6	—
Gain on divestitures	—	—	19,275	—	19,275
Gain (loss) on sale of other	2,133	2,847	2,325	4,981	(244)
Other income	4,218	7,315	5,801	11,532	9,047
Total noninterest income	113,453	45,455	120,513	158,908	157,995

Noninterest expense:
Compensation and benefits	43,932	32,331	34,260	76,263	68,529
Refund transfer product expense	6,146	61	7,449	6,207	7,621
Tax advance product expense	2,189	370	1,698	2,559	2,830
Card processing	7,212	6,117	6,696	13,329	12,303
Occupancy and equipment expense	6,748	6,888	7,013	13,636	13,668
Operating lease equipment depreciation	7,419	7,581	8,421	15,000	16,701
Legal and consulting	6,045	5,247	5,909	11,292	10,583
Intangible amortization	2,757	2,013	3,402	4,770	6,077
Impairment expense	554	1,159	507	1,713	750
Other expense	12,969	10,808	16,374	23,777	28,464
Total noninterest expense	95,971	72,575	91,729	168,546	167,526

Income before income tax expense	61,042	32,790	59,225	93,832	82,154

Income tax expense	1,133	3,533	5,617	4,665	6,297

Net income before noncontrolling interest	59,909	29,257	53,608	89,167	75,857
Net income attributable to noncontrolling interest	843	1,220	1,304	2,064	2,485
Net income attributable to parent	$59,066	$28,037	$52,304	$87,103	$73,372

Less: Allocation of Earnings to participating securities(1)	1,113	554	1,215	1,683	1,652
Net income attributable to common shareholders(1)	57,953	27,483	51,089	85,420	71,720
Earnings per common share
Basic	$1.84	$0.84	$1.45	$2.66	$2.00
Diluted	$1.84	$0.84	$1.45	$2.65	$2.00
Shares used in computing earnings per common share
Basic	31,520,505	32,782,285	35,114,053	32,158,994	35,865,443
Diluted	31,535,022	32,790,895	35,135,550	32,175,484	35,887,077
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2021			2020
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$4,187,558	$1,090	0.11%	$196,754	$739	1.51%
Mortgage-backed securities	543,256	2,607	1.95%	358,103	2,493	2.80%
Tax exempt investment securities	297,299	1,132	1.96%	454,177	2,132	2.39%
Asset-backed securities	389,406	1,290	1.34%	304,674	2,271	3.00%
Other investment securities	230,168	1,077	1.90%	192,379	1,275	2.67%
Total investments	1,460,129	6,106	1.78%	1,309,333	8,171	2.68%
Commercial finance loans and leases	2,471,694	46,299	7.60%	2,020,358	41,643	8.29%
Consumer finance loans	255,625	6,968	11.06%	264,307	5,386	8.20%
Tax services loans	714,789	6,544	3.71%	516,491	6,351	4.95%
Warehouse finance loans	315,162	4,845	6.23%	314,474	4,785	6.12%
National lending loans and leases	3,757,270	64,656	6.98%	3,115,630	58,165	7.51%
Community banking loans	363,285	3,817	4.26%	1,080,142	12,328	4.59%
Total loans and leases	4,120,555	68,473	6.74%	4,195,772	70,493	6.76%
Total interest-earning assets	$9,768,242	$75,669	3.15%	$5,701,859	$79,403	5.64%
Non-interest-earning assets	887,610			909,040
Total assets	$10,655,852			$6,610,899

Interest-bearing liabilities:
Interest-bearing checking(2)	$275,982	$—	—%	$182,107	$105	0.23%
Savings deposits	77,562	4	0.02%	46,592	6	0.05%
Money market deposits	56,352	42	0.30%	68,421	153	0.90%
Time certificates of deposit	12,820	34	1.07%	84,940	427	2.02%
Wholesale deposits	175,777	365	0.84%	1,476,085	7,551	2.06%
Total interest-bearing deposits	598,493	445	0.30%	1,858,145	8,242	1.78%
Overnight fed funds purchased	—	—	—%	372,596	1,307	1.41%
FHLB advances	—	—	—%	110,000	670	2.45%
Subordinated debentures	73,864	1,147	6.30%	73,698	1,158	6.32%
Other borrowings	22,377	227	4.12%	28,714	289	4.04%
Total borrowings	96,241	1,374	5.79%	585,008	3,424	2.35%
Total interest-bearing liabilities	694,734	1,819	1.06%	2,443,153	11,666	1.92%
Noninterest-bearing deposits	8,967,067	—	—%	3,199,148	—	—%
Total deposits and interest-bearing liabilities	$9,661,801	$1,819	0.08%	$5,642,301	$11,666	0.83%
Other noninterest-bearing liabilities	177,372			136,759
Total liabilities	9,839,173			5,779,060
Shareholders' equity	816,679			831,839
Total liabilities and shareholders' equity	$10,655,852			$6,610,899
Net interest income and net interest rate spread including noninterest-bearing deposits		$73,850	3.08%		$67,737	4.81%

Net interest margin			3.07%			4.78%
Tax-equivalent effect			0.01%			0.04%
Net interest margin, tax-equivalent(3)			3.08%			4.82%
(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2021 and 2020 was 21%.
(2) Of the total balance, $275.7 million are interest-bearing deposits where interest expense is paid by a third party and not by the Company.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Equity to total assets	8.53%	11.19%	13.91%	9.45%	13.78%
Book value per common share outstanding	$26.16	$24.93	$24.66	$23.96	$23.26
Tangible book value per common share outstanding	$15.31	$14.23	$14.44	$13.76	$12.97
Tangible book value per common share outstanding excluding AOCI	$14.91	$13.61	$13.93	$13.53	$12.92
Common shares outstanding	31,926,008	32,620,251	34,360,890	34,631,160	34,607,962
Nonperforming assets to total assets	0.48%	0.73%	0.79%	0.64%	0.67%
Nonperforming loans and leases to total loans and leases	1.17%	1.18%	0.97%	1.10%	0.87%
Net interest margin	3.07%	4.65%	3.77%	3.28%	4.78%
Net interest margin, tax-equivalent	3.08%	4.67%	3.79%	3.31%	4.82%
Return on average assets	2.22%	1.73%	0.69%	0.86%	3.16%
Return on average equity	28.93%	13.91%	6.21%	8.83%	25.15%
Full-time equivalent employees	1,075	1,038	1,015	999	992

Non-GAAP Reconciliation

Efficiency Ratio	For the last twelve months ended
(Dollars in Thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Noninterest Expense - GAAP	$320,070	$315,828	$319,051	$314,911	$316,138
Net Interest Income	266,499	260,386	259,038	260,142	264,973
Noninterest Income	240,706	247,766	239,794	235,024	237,766
Total Revenue: GAAP	$507,205	$508,152	$498,832	$495,166	$502,739
Efficiency Ratio, last twelve months	63.10%	62.15%	63.96%	63.60%	62.88%

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.® (Nasdaq: CASH) is a South Dakota-based financial holding company. Meta Financial Group’s subsidiary, MetaBank® N.A., is a financial enablement company that works to increase financial availability, choice, and opportunity for all. MetaBank strives to remove barriers that traditional institutions put in the way of financial access, and promote economic mobility by providing responsible, secure, high quality financial products that contribute to individuals and communities at the core of the real economy. Additional information can be found by visiting www.metafinancialgroup.com or www.metabank.com.

Investor Relations Contact
Brittany Kelley Elsasser
605-362-2423
bkelley@metabank.com

Media Relations Contact
mediarelations@metabank.com